Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Information

(unless otherwise indicated, all amounts in whole U.S. dollars, except share, per share and par value data)

We are providing the following unaudited pro forma condensed combined statement of operations to aid you in your analysis of the financial aspects of the of the completed acquisition of FSA Travel, LLC (“FSA”) by NextTrip, Inc. (“NextTrip” or the “Company”) (the “Acquisition”). The following unaudited pro forma condensed combined statement of operations presents the combination of the financial information of NextTrip and FSA, adjusted to give effect to the Acquisition. The following unaudited pro forma condensed combined statement of operations has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.” Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for business combinations (“Transaction Accounting Adjustments”) and permitted the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management of the Company and FSA (collectively, “Management”) has elected not to present Management’s Adjustments and only present Transaction Accounting Adjustments in the unaudited pro forma condensed combined statement of operations. The Transaction Accounting Adjustments presented in the unaudited pro forma condensed combined financial information are made to provide relevant information necessary for an understanding the accounting for the Acquisition.

The unaudited pro forma combined condensed statement of operations was derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are included or incorporated by reference in this Form 8-K/A and incorporated herein by reference in this section:

●	The audited financial statements of NextTrip as of and for the fiscal years ended February 28, 2025 and 2024 included in NextTrip’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025; and

●	The audited financial statements of FSA as of and for the years ended December 31, 2024 and 2023.
●

The unaudited financial statements of NextTrip as of and for the three months ended May 31, 2025 and 2024 included in NextTrip’s Quarterly Report on Form 10-Q for the three months ended May 31, 2025; and

The unaudited pro forma combined condensed financial information should be read together with the historical financial statements of NextTrip and FSA incorporated by reference or included in this Form 8-K and other financial information included in this Form 8-K and incorporated herein by reference.

On February 6, 2025, NextTrip entered into a Membership Purchase Agreement (the “FSA Purchase Agreement”) with FSA. Under the terms of the FSA Purchase Agreement, NextTrip acquired an initial 49% membership interest in FSA for a total of $1,000,000. The acquisition consideration consisted of $500,000 in cash and $500,000 of Series O preferred stock (161,291 shares at $3.10 per share). The investment in FSA was accounted for using the equity method of accounting because NextTrip had significant influence over the investee due to its 49% ownership interest.

Pursuant to the FSA Purchase Agreement, NextTrip was granted an option to acquire the remaining 51% membership interest in FSA for an additional $1,000,000. The option is exercisable within 60 days from the execution of the FSA Purchase Agreement, subject to the satisfaction of certain conditions outlined in the FSA Purchase Agreement. The consideration for the remaining 51% interest would consist of $500,000 in cash and $500,000 of Series O preferred stock (161,291 shares at $3.10 per share).

Pursuant to the FSA Purchase Agreement, if NextTrip exercised its option to acquire the remaining 51% interest, incremental consideration would include four business milestone payments, payable upon achievement of such milestones. The achievement of each milestone would result in a payment of $200,000, consisting of $100,000 in cash and $100,000 in Series O preferred stock (32,258 shares at $3.10 per share). These milestone payments were contingent upon NextTrip’s exercise of the option to acquire the remaining 51% of FSA, and were triggered only if the conditions necessary to exercise the option are satisfied. The total milestone payments were capped at $800,000 (four milestones at $200,000 per milestone). These milestone payments were considered performance-based contingent consideration and were to be recognized in the future if and when the related milestones are satisfied, and the payments are made.

As of February 28, 2025, NextTrip recorded its initial 49% investment in FSA at $1,000,000. This amount included $500,000 in cash and $500,000 in Series O preferred stock. The carrying amount of the equity method investment was adjusted based on NextTrip’s share of FSA’s earnings or losses, in accordance with the equity method of accounting. The milestones and contingent consideration payments, including the additional $1,000,000 to acquire the remaining 51% interest, would be recognized in the future if, as, and when the conditions for such payments were satisfied. On April 9, 2025 (the “Final Closing Date”), upon FSA’s agreement to waive the capital raise condition to closing, NextTrip exercised its option to acquire the remaining 51% of FSA outstanding membership units, in satisfaction of its obligations under the FSA Purchase Agreement. In connection with the Final Closing, NextTrip paid the members of FSA (the “FSA Members”) an aggregate of $500,000 in cash and issued the FSA Members an aggregate of 161,291 shares of Series O preferred stock. As a result, as of the Final Closing Date, FSA became a wholly owned subsidiary of the Company.

The unaudited pro forma condensed combined statement of operations for the three months ended May 31, 2025 combines the historical unaudited statements of operations of FSA for the three months ended May 31, 2025 and the historical unaudited consolidated statement of operations of NextTrip for the three months ended May 31, 2025, and is adjusted on a pro forma basis as if the Acquisition occurred on March 1, 2025 by removing NextTrip’s proportionate share (49%) of the loss in FSA for the period March 1, 2025 through April 9, 2025.

The unaudited pro forma condensed combined statement of operations is for informational purposes only. It does not purport to indicate the results that would have been obtained had the Acquisition actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

NextTrip, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended May 31, 2025

	NextTrip	FSA	FSA
	Three Months Ended May 31, 2025	For the month ended March 31, 2025	For the nine days ended April 9, 2025	Accounting Adjustments	Notes		Pro Forma Combined Company

Revenue	$138,827	7,777	5,777		(3a	)	152,381
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	99,921	-	-		(3a	)	99,921
Gross Profit	38,906	7,777	5,777				52,460

Operating Expenses
Salaries and benefits	696,914	238	(16)		(3a	)	697,136
Stock based compensation	138,325	-	-		(3a	)	138,325
General and Administrative	30,588	608	84		(3a	)	31,280
Sales and advertising	90,035	209	-		(3a	)	90,244
Professional services	1,149,476	2,958	2,139		(3a	)	1,154,573
Technology	321,815	13,081	8,824		(3a	)	343,720
Organization costs	1,999,670	-	-		(3a	)	1,999,670
Depreciation and amortization	206,650	5,347	1,604	6,606	(3a), (3b	)	220,207
Other expenses	45,170	298	53				45,521
Total Operating Expenses	4,678,643	22,739	12,688				4,720,676
Operating Loss	(4,639,737)	(14,962)	(6,911)				(4,668,216)

Other Income (Expenses)
Other Income	540,245	-	-		(3a	)	540,245
Loss on extinguishment of liability	(70,100)	-	-		(3a	)	(70,100)
Interest expense, net	(276,333)	(913)	(289)	(425)	(3a), (3c	)	(277,960)
Total Other Income (Expense)	193,812	(913)	(289)				192,185
Net loss from continuing operations before taxes	(4,445,925)	(15,875)	(7,200)				(4,476,031)
Provision for income taxes	-	-	-				-
Net loss from continuing operations before share of net loss in equity method investee	(4,445,925)	(15,875)	(7,200)		(3a	)	(4,476,031)
Share of loss of equity method investee	(11,307)	-	-	11,307	(3d	)	-
Net loss from continuing operations	$(4,457,232)	$(15,875)	$(7,200)				$(4,476,031)
Net Loss	$(4,457,232)	$(15,875)	$(7,200)				$(4,476,031)
Preferred dividends	(64,463)	-	-				(64,463)
Net Loss applicable to Common Stockholders	$(4,521,695)	$(15,875)	$(7,200)				$(4,540,494)
Basic and diluted loss per common share	$(0.68)	-	-				$(0.69)
Basic and diluted weighted average number of common shares	6,585,197	-	-				6,585,197

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(1)	Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the three months ended May 31, 2025 is presented on a pro forma basis as if the Acquisition had occurred on March 1, 2025, which is the beginning of the earliest period presented.

The unaudited pro forma condensed combined statements of operations does not include any anticipated operating efficiencies or cost savings and, accordingly, only includes Transaction Accounting Adjustments. The Transaction Accounting Adjustments presented in the unaudited pro forma condensed combined financial information are made to provide relevant information necessary for an understanding of the combined companies and to reflect the accounting for the Acquisition.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the NextTrip and FSA historical financial statements, and their respective Management’s Discussion and Analysis of financial condition and results of operations included elsewhere or incorporated by reference in this Form 8-K. The historical financial information of NextTrip and FSA are prepared in accordance with US GAAP.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments presented herein are preliminary and are based on available financial information and certain estimates and assumptions. Management believes that such assumptions provide a reasonable basis for presenting all the significant effects of the contemplated transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied to the unaudited pro forma condensed combined financial information. The actual adjustments to the consolidated financial statements of NextTrip will likely differ from the pro forma adjustments herein.

(2)	Accounting Policies

Management is performing a comprehensive review of the accounting policies of NextTrip and FSA. As a result of the review, management may identify differences between the accounting policies of the entities which, when confirmed, could have a material impact on the financial statements of the post-Acquisition company. Based on its initial analysis, management has not identified any differences that would have an impact on the unaudited pro forma condensed combined financial information and has not recorded any adjustments.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-Acquisition company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations for the three months ended May 31, 2025 are based upon the number of the post-Acquisition company’s shares outstanding, assuming the Acquisition occurred on March 1, 2025.

(3)	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended May 31, 2025:

a.	To reflect the statement of operations of FSA for the month ended March 31, 2025 and the nine days ended April 9, 2025.

b.	To adjust amortization expense for the period March 1, 2025 through April 9, 2025 as a result of the increase in fair value of intangible assets.

c.	To adjust interest expense for the period March 1, 2025 through April 9, 2025 as a result of the increase in effective interest rate due to the revaluation of the SBA loan to fair value.

d.	To remove NextTrip’s historical 49% proportional share of FSA’s net loss for the period March 1,2025 through April 9, 2025 associated with its equity method investment in FSA.

(4)	Pro Forma Loss Per Share

Represents the net loss per share calculated using the historical weighted-average common shares outstanding.

The unaudited pro forma condensed combined financial information has been prepared based on the following weighted-average common shares outstanding:

(whole share amounts)	Three Months Ended May 31, 2025
Pro forma weighted-average number of common outstanding – Basic	6,585,197
Pro forma weighted-average number of common outstanding – Diluted	6,585,197

The following potentially dilutive shares were excluded from the computation of unaudited pro forma diluted net loss per share attributable to NextTrip stockholders for the fiscal year ended May 31, 2025 because including them would have been antidilutive:

(share amounts)	Three Months Ended February 28, 2025
Warrants	3,112,772
Stock Options	556,250
Preferred Stock	3,391,974
Total	7,060,996

The table above includes 161,291 shares of Series O preferred stock issued as part of the consideration in the Acquisition and 129,032 shares of Series O preferred stock that is contingent consideration payable, less 8,065 shares of common stock previously issued to FSA by NextTrip as a deposit.